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                                                                 EXECUTION COPY

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                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                             BAYARD DRILLING, L.P.,

                      BAYARD DRILLING TECHNOLOGIES, INC.,

                                      AND

                          TRANSTEXAS GAS CORPORATION,



                            DATED AS OF MAY 26, 1998


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                               TABLE OF CONTENTS

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ARTICLE I -- SALE AND PURCHASE OF ASSETS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         1.1.    Sale of Assets.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         1.2.    Excluded Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         1.3.    No Assumption of Liabilities; Allocation of Post-Closing Liabilities.  . . . . . . . . . . . . . . . . 4
         1.4.    Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         1.5.    Indemnification as to Certain Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         1.6.    Instruments of Assignment; Certain Actions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         1.7.    Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         1.8     Filing and Recordation of Assignments, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6

ARTICLE II -- THE CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         2.1     Date and Place . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         2.2     Closing Deliveries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6

ARTICLE III -- REPRESENTATIONS AND WARRANTIES OF THE SELLER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         3.1     Existence and Qualification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         3.2     Authority; Binding Effect  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         3.3     No Conflicts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         3.4     Consents and Filings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         3.5     Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         3.6     Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         3.7     Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         3.8     Absence of Undisclosed Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         3.9     Title to Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         3.10    Absence of Certain Events  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         3.11    Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         3.12    Employee Benefit Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         3.13    Employment Matters; Labor Relations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         3.14    Environmental Compliance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         3.15    Real Property. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         3.16    Intellectual Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         3.17    Solvency . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         3.18    Brokers and Finders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
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ARTICLE IV -- REPRESENTATIONS AND WARRANTIES  OF THE PURCHASER  . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         4.1     Organization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         4.2     Authority; Binding Effect  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         4.3     No Conflicts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         4.4     Consents and Filings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         4.5     Knowledgeable Investor . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         4.6     Brokers and Finders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

ARTICLE V -- CERTAIN COVENANTS AND AGREEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         5.1     Access to Information; Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         5.2     Commercially Reasonable Efforts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         5.3     Conduct of Business Pending Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         5.4     Exclusivity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         5.5     Notice . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         5.6     Confidentiality of Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         5.7     HSR Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         5.8     Employee Matters.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         5.9     Access to and Maintenance of Records; Financial Statements . . . . . . . . . . . . . . . . . . . . .  22
         5.10    Publicity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         5.11    Non-Competition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         5.12.   Casualty Losses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         5.13    Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         5.14    Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         5.15    Real Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

ARTICLE VI -- CONDITIONS TO CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         6.1.    Conditions to the Obligations of Each of the Parties . . . . . . . . . . . . . . . . . . . . . . . .  28
         6.2.    Conditions to the Obligations of the Purchaser . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         6.3     Conditions to the Obligations of the Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

ARTICLE VII -- INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         7.1     Survival of Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         7.2     Indemnification by the Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         7.3     Indemnification by the Purchaser . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31





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         7.4     Indemnification for Third Party Claims . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         7.5     Express Negligence . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

ARTICLE VIII -- TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         8.1     Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         8.2     Termination Fee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         8.3     Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

ARTICLE IX -- DEFINITIONS AND MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         9.1     Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         9.2     Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         9.3     Binding Effect; Assignability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         9.4     Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         9.5     Amendment; Waivers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         9.6     Specific Performance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         9.7     Dispute Resolution . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         9.8     Section Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         9.9     Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         9.10    Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         9.11    Exclusivity of Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         9.12    Waiver of Certain Damages  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         9.13    Costs of Enforcement.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         9.14    Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         9.15    Waiver of Deceptive Trade Practices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         9.16    Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
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EXHIBITS

Exhibit A    -   Form of Assignment Agreement
Exhibit B    -   Form of Warranty Deed
Exhibit C    -   Form of Drilling Alliance Agreement
Exhibit D    -   Form of Initial Drilling Contracts
Exhibit E    -   Asset Inventory

SCHEDULES

Schedule 1.4              -       Purchase Price Allocation Schedule
Schedule 3.3              -       Conflicts
Schedule 3.5              -       Litigation
Schedule 3.6              -       Compliance with Laws
Schedule 3.9              -       Title to Assets
Schedule 3.11(c)          -       Liens for Taxes
Schedule 3.11(d)          -       Pending Audits, Disputes or Claims
Schedule 3.11(e)          -       State Taxes
Schedule 3.11(k)          -       Tax Sharing Agreements
Schedule 3.12             -       ERISA Matters
Schedule 3.13             -       Labor Matters
Schedule 3.14             -       Environmental Compliance
Schedule 3.15             -       Real Property
Schedule 3.16(a)          -       Intellectual Property Rights
Schedule 3.16(b)          -       Infringement





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                            ASSET PURCHASE AGREEMENT

             This ASSET PURCHASE AGREEMENT (the "Agreement") is entered into as of May 26, 1998, by and among BAYARD DRILLING, L.P., a Delaware limited partnership (the "Purchaser"), BAYARD DRILLING TECHNOLOGIES, INC., a Delaware corporation (the "Guarantor") (solely for the purpose of the guarantee of performance in Section 8.2), and TRANSTEXAS GAS CORPORATION, a Delaware corporation (the "Seller").


                              W I T N E S S E T H:

             WHEREAS, the Seller owns the Assets (as hereinafter defined);

             WHEREAS, the Purchaser desires to acquire the Assets, and the Seller is willing to sell the Assets to the Purchaser, upon the terms and subject to the conditions set forth herein;

             WHEREAS, the Guarantor owns all of the outstanding partnership interests of the Purchaser;

             WHEREAS, the Guarantor is willing to undertake the guaranty obligation in Section 8.2(b) in order to induce the Seller to execute and deliver this Agreement and consummate the transactions contemplated hereby; and

             WHEREAS, capitalized terms used herein without definition have the respective meanings assigned to them in Section 9.1;

             NOW, THEREFORE, in consideration of the premises, the terms and conditions set forth herein and of the mutual covenants of the parties hereinafter expressed, the parties hereby agree as follows:


                                   ARTICLE I

                          SALE AND PURCHASE OF ASSETS

                 1.1. Sale of Assets. Upon the terms and subject to the conditions set forth herein, effective as of 10:00 a.m., Central Daylight Savings Time, on the Closing Date (the "Sale Effective Time"), the Seller shall sell, transfer, assign and convey to the Purchaser the following properties and assets (collectively, the "Assets"), which constitute all of the properties and assets of the Drilling Services Division of the Seller (the "Drilling Services Division"), free and clear of all Liens, except for Permitted Encumbrances:

                 (a) all right, title and interest in and to (i) the 25 drilling rigs identified on the Asset Inventory and (ii) all equipment associated with such drilling rigs, including, but not limited to, all drill pipe, handling tools, vehicles and other miscellaneous equipment identified on the Asset Inventory;

                 (b) all right, title and interest in and to the equipment rental assets used, or available for use, primarily or exclusively in connection with the operations of the Drilling Services Division, including but not limited to, the assets identified on the Asset Inventory;

                 (c) all right, title and interest in and to the rig and moves/hauls assets used, or available for use, primarily or exclusively in connection with the operations of the Drilling Services Division, including but not limited to, the assets identified on the Asset Inventory;

                 (d) all right, title and interest in and to (i) the Laredo Yard III (the "Yard") owned by the Seller and identified on Schedule
3.15 and (ii) all of the maintenance and repair shop assets located on the Yard or dedicated primarily or exclusively to the operations conducted thereon, including, but not limited to, the assets identified on the Asset Inventory;

                 (e) all right, title and interest in and to certain of the office equipment, computer equipment and copiers relating to the Assets which the parties will cooperate to identify prior to Closing;

                 (f) all rights and interests of the Seller in respect of all permits, licenses, franchises, consents, authorities, special authorities and other similar acts of any governmental authority or body relating primarily or exclusively to the Assets;

                 (g) all books and records relating primarily or exclusively to the Assets or the operations conducted by the Seller utilizing the same, including, but not limited to, all manuals, prints, designs, specifications and other documentation pertaining to the Assets; and

                  (h) to the extent provided in Section 5.12, all rights and claims in respect of any unpaid Proceeds to be received in respect of any Casualty Losses.

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                 1.2.     Excluded Assets.  There shall be excluded from the
Assets all of the following properties and assets (the "Excluded Assets"):

                 (a) all claims or causes of action of the Seller arising at any time prior to the Sale Effective Time (except to the extent provided in Section 1.1(h));

                 (b) all claims of the Seller for refunds of or loss carryforwards with respect to (i) income or franchise taxes or (ii) any taxes attributable to the Excluded Assets;

                 (c) all amounts due and payable to the Seller as adjustments to insurance premiums related to the Assets with respect to any period prior to the Sale Effective Time;

                 (d) all data that cannot be disclosed or assigned to the Purchaser as a result of confidentiality arrangements or licenses under agreements with Persons other than Affiliates of the Seller (provided that such data does not affect in any material respect the use or operation of the Assets by the Purchaser);

                 (e) all notes, memoranda, agreements or reports of any consultant or other professional employed by the Seller in connection with the sale of the Assets;

                 (f) all agreements, communications and correspondence between the Seller and Jefferies & Company, Inc. and their respective employees, representatives or agents relating to the transactions contemplated by this Agreement;

                 (g) all internal correspondence and communications of the Seller with respect to the sale of the Assets hereunder and the transactions contemplated herein or in any Related Agreement;

                 (h) all bids submitted by prospective purchasers of the Assets; and

                 (i) all files and documents pertaining to any items disclosed on Schedule 3.5 or any other documents of Seller that are subject to an attorney-client privilege related to litigation.

                 1.3. No Assumption of Liabilities; Allocation of Post-Closing Liabilities.

                 (a) The Purchaser shall not assume, pay, perform or discharge any debts, liabilities or obligations (whether absolute or contingent, known or unknown, asserted or unasserted) of the Seller or any of its Affiliates arising at any time prior to or existing at the Sale Effective Time, including, but not limited to, any debts, liabilities or obligations arising from or as a result of the use, operation or ownership of the Assets by the Seller, the physical condition of the tangible personal property included in the Assets or the conduct by the Seller of its business and operations or any acts or omissions of the Seller in connection therewith (collectively, the "Seller Pre-Closing Liabilities"), whether or not the existence of the same is disclosed to the Purchaser in or pursuant to this Agreement.

                 (b) The Purchaser shall be responsible for, and shall pay, perform or discharge, all debts, liabilities and obligations arising at any time after the Sale Effective Time from or as a result of the use, operation or ownership of the Assets by the Purchaser, the physical condition of the tangible personal property included in the Assets or the conduct by the Purchaser of its business and operations or any acts or omissions of the Purchaser in connection therewith (collectively, the "Purchaser Liabilities"); provided, however, that it is expressly understood and agreed that (i) this paragraph (b) shall not limit, reduce or otherwise affect any liabilities of the Seller arising from a breach by the Seller of its representations, warranties, covenants and agreements set forth in this Agreement or any Related Agreement (including, but not limited to, any liabilities under the indemnification provisions set forth in Article VII) and (ii) the Purchaser expressly does not assume any such liabilities.

                 (c) The Seller shall be responsible for, and shall pay, perform or discharge, all debts, liabilities and obligations arising at any time after the Sale Effective Time from or as a result of the conduct by the Seller of its business and operations or any acts of the Seller in connection therewith (such liabilities, together with the Seller Pre-Closing Liabilities, being hereinafter collectively referred to as the "Seller Liabilities").

                 1.4. Purchase Price. The purchase price to be paid at the Closing by the Purchaser in consideration of the sale, transfer, assignment and conveyance of the Assets by the Seller shall be $75,000,000 in cash (the "Purchase Price"). The Purchase Price shall be allocated to the Assets in the manner set forth in Schedule 1.4 (the "Purchase Price Allocation Schedule"). The allocations set forth in the Purchase Price Allocation Schedule shall be followed by the Purchaser and the Seller in preparing, and shall be reflected on, (i) the completed Form 8594 (Asset Acquisition Statement under Section 1060 of the Code) which is required to be filed pursuant to the requirements of
Section 1060(b) of the Code, (ii) any similar statements and any tax returns required to be filed with any state or local taxing authority, or (iii) and any bill of sale, invoice, or other documentation required to be prepared with respect to Taxes.

                 1.5. Indemnification as to Certain Liabilities. From and after the Closing Date, (i) the Purchaser shall indemnify the Seller and hold it harmless from and against any and all damages, losses, liabilities, demands, claims, actions, causes of action, proceedings, assessments, settlements, judgments, fines, penalties, interest, costs or expenses, including legal and other expenses incurred in investigating and defending the same, which are asserted against, imposed upon or incurred by the Seller with respect to any Purchaser Liabilities and (ii) the Seller shall indemnify the Purchaser and hold it harmless from and against any and all damages, losses, liabilities, demands, claims, actions, causes of action, proceedings, assessments, settlements, judgments, fines, penalties, interest, costs or expenses, including legal and other expenses incurred in investigating and defending the same, which are asserted against, imposed upon or incurred by the Purchaser with respect to any Seller Liabilities.

                 1.6. Instruments of Assignment; Certain Actions. On the Closing Date, the Seller shall execute and deliver, or cause to be executed and delivered, all necessary and appropriate bills of sale, deeds, general conveyances, endorsements, assignments and other instruments of sale, transfer, assignment and conveyance and shall take such actions as are necessary or appropriate to put the Purchaser in actual possession and operating control of the Assets as set out in this Agreement.

                 1.7. Further Assurances. The Seller hereby agrees that from time to time after the Closing Date it shall (i) execute, deliver, acknowledge, file and record, or cause to be executed, delivered, acknowledged, filed and recorded, such further bills of sale, deeds, general conveyances, endorsements, assignments and other good and sufficient instruments of sale, transfer, assignment or conveyance and such further consents, certifications, affidavits and assurances as the Purchaser may reasonably request in order to vest in the Purchaser all right, title and interest in the Assets or otherwise to consummate and make effective the transactions contemplated by this Agreement upon the terms and conditions set forth herein and (ii) take, or cause to be taken, all actions and do, or cause to be done, all such things as the Purchaser may reasonably request in order to put the Purchaser in actual possession and operating control of the Assets or otherwise to accomplish the purposes of this Agreement. All costs and expenses incurred under this Section shall be shared equally by the Seller and the Purchaser.

                 1.8      Filing and Recordation of Assignments, etc.   The
Purchaser shall be solely responsible for all filings and recordings of deeds, assignments and other documents related to the contribution of the Assets and for the payment of all applicable fees. The Seller will not be responsible for any loss to the Purchaser because of the Purchaser's failure to file or record documents correctly or promptly.

                                   ARTICLE II

                                  THE CLOSING

                 2.1 Date and Place. The closing of the transactions contemplated by this Agreement (the "Closing") shall be held at the offices of Baker & Botts, L.L.P., One Shell Plaza, Houston, Texas, 77002 (or at such other place as the parties may mutually agree) on July 20, 1998 or such earlier date as the parties may mutually agree. The date of the Closing is hereinafter referred to as the "Closing Date."

                 2.2      Closing Deliveries.

                 (a) At the Closing, the Seller shall deliver, or cause to be delivered, the following to the Purchaser:

                          (i) a counterpart of the Assignment Agreement (the "Assignment Agreement") in the form attached as Exhibit A, duly executed by the Seller;

                          (ii) a general warranty deed (the "Warranty Deed") sufficient to convey title in fee simple to the real property included in the Assets in the form attached as Exhibit B, duly executed by the Seller; and

                          (iii) at Seller's expense, an Owner's Policy of Title Insurance (the "Title Insurance") (or a final commitment to issue the Owner's Title Policy) in the standard Texas T-1 form for the Real Property and the improvements thereon, dated as of the Closing Date, in the same form and subject only to the same exceptions as the Title Commitment;

                          (iv) such other bills of sale, deeds, general conveyances, endorsements, assignments and other good and sufficient instruments of sale, transfer, assignment and conveyance as the Purchaser may reasonably request in order more effectively to vest in the Purchaser all right, title and interest in and to the Assets, in each case duly executed by the Seller.

                          (v) counterparts of the Drilling Alliance Agreement (the "Drilling Alliance Agreement") in the form attached as Exhibit C, duly executed by the Seller;

                          (vi) counterparts of drilling contracts for each of the drilling rigs covered by the Drilling Alliance Agreement which are operating on the Closing Date (the "Initial Drilling Contracts") each substantially in the form attached as Exhibit D, duly executed by the Seller;

                          (vii) evidence that the Seller has implemented the Security Arrangement;

                          (viii) evidence that the Assets are free and clear of all Liens (including, but not limited to, the judgment lien recorded in favor of Hubert S. Finklestein) other than the Permitted Encumbrances, or if the Seller is unable to remove the judgment lien recorded in favor of Hubert S. Finklestein, evidence that the Seller has entered into the arrangements referred to in Section 6.2(e);

                          (ix)    the officers' certificates referred to in
         Section 6.2(i); and

                          (x) the opinion of counsel to the Seller referred to in Section 6.2(j).

                 (b) At the Closing, the Purchaser shall deliver, or cause to be delivered, the following to the Seller:

                          (i) a wire transfer of immediately available funds in an amount equal to the Purchase Price;

                          (ii)    a counterpart of the Assignment and
         Assumption Agreement, duly executed by the Purchaser;

                          (iii) a counterpart of the Drilling Alliance Agreement, duly executed by the Purchaser;

                          (iv) a counterpart of the Initial Drilling Contracts, duly executed by the Purchaser;

                          (v) a counterpart of the documents evidencing the Security Arrangement, duly executed by the Purchaser;

                          (vi) the certificates of the Purchaser referred to in Section 6.3(d); and

                          (vii) the opinion of counsel to the Purchaser referred to in Section 6.3(e).


                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                                 OF THE SELLER

                 The Seller represents and warrants to the Purchaser as follows:

                 3.1 Existence and Qualification. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business in each jurisdiction in which the nature of its activities which relate to the Assets or the character of the Assets makes such qualification necessary. The Seller has all requisite corporate power and authority to own or lease the Assets, to own the Interests to be sold by it pursuant to this Agreement and to conduct its business as now owned or leased or conducted.

                 3.2 Authority; Binding Effect. The Seller has all necessary power and authority to enter into and perform its obligations under this Agreement and the other agreements, documents, or instruments delivered in connection with the transactions contemplated by this Agreement (collectively, the "Related Agreements") and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Related Agreements, the performance by the Seller of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of the Seller, which constitutes all necessary corporate action in respect thereof.
No vote of the Seller's stockholders is required for the execution and delivery of this Agreement or any Related Agreement or the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Seller and constitutes a valid and binding agreement of the Seller, enforceable against it in accordance with its terms. The Related Agreements and all other agreements required hereunder to be executed and delivered by the Seller at the Closing, upon execution and delivery in accordance with the provisions thereof, will constitute valid and binding agreements enforceable against the Seller in accordance with their terms.

                 3.3 No Conflicts. Except as set forth in Schedule 3.3, the execution and delivery by the Seller of this Agreement and the Related Agreements, and the performance by the Seller of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby, will not: (i) conflict with, or result in a violation or breach of, any provision of the charter documents or by-laws of the Seller, (ii) conflict with, or result in any violation or breach of, or constitute a default under, any term or provision of any note, bond, mortgage, indenture, lease, franchise, permit, license, contract or other instrument or document to which the Seller is a party or by which its properties or assets are or may be bound, (iii) conflict with, or result in any violation of, any law, ordinance, statute, rule or regulation of any Governmental Authority or of any order, writ, injunction, judgment or decree of any court, arbitrator or Governmental Authority applicable to the Seller or its properties or assets or (iv) result in the creation of, or impose on the Seller the obligation to create, any Lien upon the Assets.

                 3.4 Consents and Filings. There is no requirement applicable to the Seller to obtain any consent, approval or authorization of, or to make or effect any declaration, filing or registration with, any Governmental Authority for the valid execution and delivery by the Seller of this Agreement or the Related Agreements, the due performance by the Seller of its respective obligations hereunder or thereunder or the lawful consummation of the transactions contemplated hereby or thereby, except filings required with respect to the transactions contemplated by this Agreement pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act").

                 3.5 Litigation. Except as set forth on Schedule 3.5, there are no actions, suits, inquiries, investigations or other proceedings pending, or to the knowledge of the Seller, threatened against either the Seller or its properties or assets which could reasonably be expected to (i) have a Material Adverse Effect or (ii) question the validity of this Agreement or any Related Agreement or any action taken or to be taken by the Seller in connection herewith or therewith or (iii) prevent the Seller from consummating the transactions contemplated by this Agreement or any Related Agreement.

                 3.6 Compliance with Laws. Except as set forth on Schedule 3.6, the Seller is not in breach or violation of, or default under, (i) any provision of the Seller's charter documents or bylaws or (ii) any term or provision of any note, bond, mortgage, indenture, lease, franchise, permit, license, contract or other instrument or document to which it is a party or by which its assets or the Assets are or may be bound, except for any breach or violation described in clause (ii) above which could not reasonably be expected to have a Material Adverse Effect. The Seller is in substantial compliance with any law, ordinance, statute, rule or regulation of any Governmental Authority or of any order, writ, injunction, judgment or decree of any court, arbitrator or Governmental Authority applicable to it or the Assets.

                 3.7 Financial Statements. The Seller has previously provided the Purchaser with the audited consolidated financial statements of the Seller and its consolidated subsidiaries as of and for the years ended January 31, 1997 and 1998, which financial statements consist of a balance sheet as of such dates and a statement of operations, a statement of stockholders deficit and a statement of cash flows for the years then ended and are accompanied by a report of Coopers & Lybrand L.L.P. with respect thereto (the "Financial Statements"). The Financial Statements have been prepared and presented in accordance with GAAP applied on a consistent basis and the Financial Statements fairly present the consolidated financial position of the Seller and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of operations and changes in cash flows of the Seller for the years then ended.

                 3.8      Absence of Undisclosed Liabilities.    As of January
31, 1998, there were no debts, liabilities or obligations (whether absolute, contingent, known or unknown, asserted or unasserted or otherwise) of the Seller of a type which need to be reflected on or disclosed in financial statements or the notes thereto prepared in accordance with GAAP, except as reflected on or disclosed in the Financial Statements (including the notes thereto). Since January 31, 1998, the Seller has not incurred any debts, liabilities or obligations (whether absolute, contingent, known or unknown, asserted or unasserted or otherwise), except for debts, liabilities and obligations incurred in the ordinary course of business to which the Assets are not subject at the Closing and for which the Purchaser will have no liability or responsibility whatsoever.

                 3.9 Title to Assets. The Seller has (x) good and marketable title to all of the personal property included in the Assets and (y) good and indefeasible title to all of the Real Property included in the assets, in each case, free and clear of all Liens, other than (i) Liens for Taxes and other governmental charges or levies which are not yet due and payable, (ii) mechanics', workmen's, warehousemen's, vendors' or carriers' Liens arising under applicable law in the ordinary course of business and securing sums which are not yet due and payable (or deposits or pledges to obtain the release of any such Liens), (iii) rights reserved to or vested in any municipality or other Governmental Authority to control or regulate the Assets, (iv) as to the Real Property only, the reservation of a one-half interest in mineral rights set forth on the Seller's warranty deed, (v) as to the Real Property only, Liens that do not adversely affect the value of the Real Estate or interfere in any material respect with the use or occupancy thereof as currently used or occupied and (vi) Liens identified in Schedule 3.9 (any such Liens specified in clauses (i) through (v) above being hereinafter referred to as "Permitted Encumbrances"). The Assets constitute all of the assets and properties of the Drilling Services Division and no other assets or properties are included in, or constitute part of, the Drilling Services Division. Upon the sale, transfer, assignment and conveyance of the Assets in accordance with this Agreement, the Purchaser will acquire (x) good and indefeasible title to the Real Property included in the Assets and (y) good and marketable title to the personal property included in the Assets, in each case, free and clear of all Liens except for Permitted Encumbrances. The decision rendered by the Supreme Court of Texas on May 21, 1998 with regard to the suit pending between Hubert S. Finklestein and the Seller constitutes a final and non-appealable disposition of such matter.

                 3.10 Absence of Certain Events. Since January 31, 1998 or, if applicable, the Information Date, there has not been (i) any Material Adverse Change or any event or occurrence or development that could reasonably be expected to result in a Material Adverse Change, (ii) any sale, assignment or disposition of any Assets (provided that, any ordinary wear and tear experienced in the ordinary course, use or operation of the Assets shall not be deemed to be a disposition of any of the Assets); (iii) any Lien created on or arising with respect to any of the Assets, other than Permitted Encumbrances;
(iv) any material damage, destruction or loss to any of the Assets; or (v) any action or omission on the part of the Seller that, if taken or omitted to be taken after the date hereof, would cause a breach or violation of the Seller's covenants in Section 5.3.

                 3.11     Tax Matters.

                 (a) All Tax Returns reflecting a material amount of Tax that are required to be filed on or before the Closing Date by or on behalf of, or in which is required to be reported a material amount of income, gains, losses, deductions, or credits of, the Seller have been or will be filed within the time prescribed by law (including extensions of time permitted by the appropriate taxing authority).

                 (b) All material taxes of Seller which are due on or before the Closing Date (including, but not limited to, Taxes required to be shown on the Tax Returns described in the preceding paragraph), to the extent that a claim for such Taxes could be satisfied from the Assets after the Closing Date, have been or will be paid by the Seller on a timely basis, except those Taxes that are being disputed in good faith. Adequate provision has been made in the Financial Statements for all material Tax liabilities of the Seller described in this Section 3.11(b) which are attributable to periods or partial periods ending on or prior to the Closing Date.

                 (c) Except as set forth on Schedule 3.11(c), there are no Liens for Taxes upon the Assets, except Liens for Taxes not yet due and payable.

                 (d) Schedule 3.11(d) hereto lists each state in which the Seller has filed Tax Returns as a result of operations relating to the Assets or utilizing the same.

                 (e) Except for claims that were resolved more than five years ago, no written claim has been made by any taxing authority in a state or locale where the Seller does not file Tax Returns that it is or may be subject to Taxes in that state or locale as a result of operations relating to the Assets or utilizing the same.

                 (f) All material Taxes required by law to be withheld or collected by the Seller (including, but not limited to, Taxes required to be withheld with respect to amounts paid or owing to any officer, employee, creditor, stockholder, independent contractor or other person), to the extent that a claim for such Taxes could be satisfied from the Assets after the Closing Date, have been timely withheld and collected and, to the extent required by law, have been timely paid, remitted or deposited to or with the relevant taxing authority.

                 (g) As of the Closing Date, to the extent that a claim for such amounts could be satisfied from the Assets after the Closing Date, (i) all material undisputed assessments or asserted deficiencies made as a result of any examination of any Tax Returns of or including the Seller or the operations relating to the Assets have been paid or accrued, (ii) no material adjustments or assessments for Taxes have been proposed in writing against the Seller or against any Party with which the Seller files consolidated tax returns, and (iii) to the knowledge of the Seller, there does not exist any proper basis for any material assessment or adjustment for Taxes against the Seller or against any Party with which the Seller files consolidated tax returns which has not yet been proposed in writing.

                 (h) To the knowledge of the Seller, there are no material proposed reassessments of the taxable value (for property or ad valorem Tax purposes) of any of the Assets by any taxing authority.

                 (i) The Seller is not a foreign person within the meaning of Section 1445 of the Code.

                 3.12     Employee Benefit Matters.

                 (a) Schedule 3.12 sets forth each "employee benefit plan," as defined in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all other employee compensation and benefit arrangements or payroll practices, including, without limitation, all severance pay, sick leave, vacation pay, salary continuation for disability, consulting or other compensation agreements, retirement, deferred compensation, bonus, long-term incentive, stock option, stock purchase, hospitalization, medical insurance, life insurance, and scholarship plans or programs maintained by, covering any employee of the Seller or any subsidiary, or to which the Seller or any subsidiary is or has contributed or is or has been obligated to contribute within the past six years (all such plans or arrangements being hereinafter referred to as the "Employee Benefit Plans"). The Seller has no commitment or obligation to establish or adopt any new or additional Employee Benefit Plans or to materially increase the benefits under any existing Employee Benefit Plan.

                 (b) Except as disclosed on Schedule 3.12, the Seller and all ERISA Affiliates have complied in all material respects with all obligations imposed by Section 4980B of the Code and Part 6 of Title I of ERISA and no employee or former employee of the Seller or any ERISA Affiliate is, by reason of such employee's or former employee's employment, entitled to receive any benefits, including without limitation, death or medical benefits (whether or not insured) beyond retirement or other termination of employment, other than (i) death or retirement benefits under a Pension Plan or (ii) continuation coverage pursuant to section 4980B of the Code.

                 3.13 Employment Matters; Labor Relations. (a) The Seller is not a party to any labor union or collective bargaining agreement relating to the Assets or the operations conducted by the Seller utilizing the same; (b) there is no labor union or organizing activity pending or, to the knowledge of the Seller, threatened against the Seller which could reasonably be expected to have an adverse effect on the Seller or the Assets; (c) the Seller is not engaged in any unfair labor practice relating to the Assets or the operations conducted by the Seller utilizing the same; (d) there is no unfair labor practice complaint pending or, to the knowledge of the Seller, threatened before the National Labor Relations Board or any other Governmental Authority which could reasonably be expected to affect the Assets; (e) there is no labor strike, dispute, slowdown or stoppage pending or, to the knowledge of the Seller, threatened against the Seller which could reasonably be expected to affect the Assets; (f) no grievance or other labor dispute or proceeding or any arbitration proceeding arising out of or under any collective bargaining or other employee agreement is pending or, to the knowledge of the Seller, threatened against the Seller which could reasonably be expected to have an adverse effect on the Assets; (g) except as set forth in Schedule 3.13, the Seller does not know of any other actual or potential labor problem relating to the Assets or the operations conducted by the Seller utilizing the same which could reasonably be expected to have a Material Adverse Effect; and (h) neither the Seller nor any person with whom the Seller would be treated as an "employer" for purposes of the Worker Adjustment and Retraining Notification Act or any similar state law ("WARN") has taken any action or failed to take any action which could result in any liability or obligation under WARN.

                 3.14     Environmental Compliance.

                 (a) Except as provided in Schedule 3.14, the Seller is and has been in substantial compliance in all respects with all applicable Environmental Laws relating to the Assets or the operations conducted by the Seller utilizing the Assets which would create a liability for the Purchaser. The Seller has obtained and is and has been in substantial compliance with all permits relating to the Assets or the operations conducted by the Seller utilizing the same required under applicable Environmental Laws. The Seller does not know that there is any past or present event, condition or circumstance that is likely to interfere materially with the use of the Assets by the Purchaser in the manner now used by the Seller or which would materially interfere in any respect with the Purchaser's compliance with Environmental Laws in connection with the Assets or constitute a material violation thereof or require a material expenditure by the Purchaser.

                 (b) The Assets are not subject to any actual or, to the knowledge of the Seller, potential action, claim, investigation, review or other proceeding by any third party or before any Governmental Authority under or based upon any Environmental Law.

                 (c) The facilities and property included in the Assets have been operated in substantial compliance with all applicable Environmental Laws and are not (and would not be, if all relevant facts were known to the applicable Governmental Authorities) subject to any removal, clean-up, remediation, restoration or recordation obligations under such laws. Except as set forth on Schedule 3.14, there are no underground or above-ground storage tanks or pits on the real property included in the Assets that require (or that would require, if all relevant facts were known to the applicable governmental authorities) removal, clean-up, remediation, restoration, reporting, notification, recordation or any other action.

                 (d) No hazardous substances, solid wastes or other wastes generated by the Seller have been sent to a site which, pursuant to any applicable Environmental Law, has been placed, or is proposed to be placed, on the "National Priority List" or any similar state list of hazardous waste sites or which is subject to a claim, administrative order or other request to take any cleanup, removal or remedial action or to pay for any costs relating to such site. All hazardous substances, solid wastes and other wastes generated by the Seller and requiring disposal have, to the extent required by any Environmental Law, been transported only by authorized carriers and been treated, stored and disposed of only at permitted facilities.

                 (e) The Seller has provided to the Purchaser true and correct copies of all environmental audits, assessments or other reports relating to (i) the Assets or the operations conducted by the Seller utilizing the same or (ii) the compliance by the Seller with, or liability of the Seller under, Environmental Laws in connection with the Assets or the operations conducted by the Seller utilizing the same.

                 3.15     Real Property.

                 (a) Schedule 3.15 contains a complete and correct list of all real property owned or leased by the Seller and included in the Assets (the "Real Property") setting forth the address of each parcel of Real Property.
The Seller has good, valid and indefeasible fee simple title to the Real Property indicated on Schedule 3.15 as being owned by it, free and clear of all Liens (except for the Permitted Encumbrances). There are no outstanding options or rights of first refusal to purchase the Real Property, or any portion thereof or interest therein.

                 (b) Except as set forth on Schedule 3.15(b), there are no eminent domain or other similar proceedings pending or threatened affecting any portion of the Real Property. There is no writ, injunction, decree, order or judgment outstanding, nor any action, claim, suit or proceeding, pending or threatened, relating to the ownership, lease, use, occupance or operation by any Person of any Real Property.

                 (c) The use and operation of the Real Property by the Seller does not violate in any material respect any instrument of record or agreement affecting the Real Property. There is no violation of any covenant, condition, restriction, easement or order of any Governmental Authority having jurisdiction over such property or of any other Person entitled to enforce the same affecting the Real Property or the use or occupancy thereof. No material loss, damage or destruction has occurred with respect to any of the material Real Property since January 31, 1998.

                 (d) The Real Property is in substantial compliance with all applicable building, zoning, subdivision and other land use and similar laws affecting the Real Property (collectively, the "Real Property Laws"), and the Seller have not received any notice of violation or claimed violation of any Real Property Law. No current use by the Seller of the Real Property is dependent on a nonconforming use or other Governmental Approval the absence of which would materially limit the use of such properties or assets in the manner they are currently being used.

                 (e) Each parcel included in the Real Property is assessed for real property tax purposes as a wholly independent tax lot, separate from adjoining land or improvements not constituting a part of that parcel.

                 3.16     Intellectual Property.

                  (a) Schedule 3.16(a) contains a true, correct and complete list of all Intellectual Property Rights owned or used by the Seller relating to the Assets or the operations conducted by the Seller utilizing the same and all applications for registrations of Intellectual Property Rights filed by the Seller relating to the Assets or the operations conducted by the Seller utilizing the same. Schedule 3.16(a) also contains a true, correct and complete list of all licenses granted by the Seller to any third party with respect to any Intellectual Property Rights relating to the Assets or the operations conducted by the Seller utilizing the same and all licenses granted by any third party to the Seller with respect to any such Intellectual Property Rights (other than standard form licenses with respect to commercial software that is generally available from third parties).

                 (b) Except as set forth on Schedule 3.16(b), the Seller has not received any notices of any infringement or misappropriation by, or conflict with, any third party with respect to the Intellectual Property (including, but not limited to, any demand or request that the Seller license any rights from a third party).

                 3.17 Solvency. The Seller is solvent, is able to pay its debts as they become due, has capital sufficient to carry on its business as presently conducted and proposed to be conducted, and owns property which has both a fair value and a fair saleable value in excess of the amount required to pay its debts as they become due. The Seller will not be rendered insolvent by the transactions contemplated by this Agreement or any of the Related Agreements, and following the consummation of such transactions, the Seller will be able to pay its debts as they become due, will have capital sufficient to carry on its business as then conducted and proposed to be conducted, and will own property which has a fair value and a fair saleable value in excess of the amount required to pay its debts as they become due.

                 3.18 Brokers and Finders. The Seller has not incurred any liability, contingent or otherwise, for brokers' or finders' fees in respect of this transaction for which the Purchaser shall have any responsibility whatsoever.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                                OF THE PURCHASER

                 The Purchaser represents and warrants to the Seller as follows:

                 4.1 Organization. The Purchaser is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business in each jurisdiction where it conducts business. The Purchaser has all requisite power and authority to conduct its business and to own or lease its properties, as now conducted, owned or leased.

                 4.2 Authority; Binding Effect. The Purchaser has all necessary partnership power and authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement have been duly and validly authorized by all necessary partnership action on the part of the Purchaser for such authorization. This Agreement has been duly executed and delivered by the Purchaser and constitutes a valid and binding agreement of the Purchaser, enforceable against the Purchaser in accordance with its terms.

                 4.3 No Conflicts. The execution and delivery by the Purchaser of this Agreement and the performance by the Purchaser of the transactions contemplated hereby, will not: (i) conflict with, or result in a violation or breach of, any provision of the partnership agreement of the Purchaser, (ii) conflict with, or result in any violation or breach of, or constitute a default under, any term or provision of any mortgage, indenture, deed of trust, note, bond, lease, permit, license or other instrument, contract or agreement to which the Purchaser is a party or by which its properties or assets are bound, (iii) conflict with, or result in any violation of, any law, ordinance, statute, rule or regulation of any Governmental Authority or of any order, writ, injunction, judgment or decree of any court, arbitrator or Governmental Authority applicable to the Purchaser.

                 4.4 Consents and Filings. There is no requirement applicable to the Purchaser to obtain any consent, approval or authorization of, or to make or effect any declaration, filing or registration with, any Governmental Authority for the valid execution and delivery by the Purchaser of this Agreement, the due performance by the Purchaser of its obligations hereunder or the lawful consummation of the transactions contemplated hereby, except filings required with respect to the transactions contemplated by this Agreement pursuant to the HSR Act.

                 4.5 Knowledgeable Investor. The Purchaser is primarily engaged in the business of providing contract land drilling services to oil and gas companies. The Purchaser has been advised by, and has relied on, their own technical, scientific, legal, tax and other professional counselors in entering into this Agreement.

                 4.6 Brokers and Finders. The Purchaser has incurred no liability, contingent or otherwise, for brokers' or finders' fees in respect of this transaction for which the Seller will have any responsibility whatsoever.


                                   ARTICLE V

                        CERTAIN COVENANTS AND AGREEMENTS

                 5.1      Access to Information; Indemnification.

                 (a) From the date hereof until the Closing Date, the Seller shall grant to the Purchaser and its agents and other representatives, upon reasonable notice and during normal business hours, access to the books and records, facilities, tangible assets and personnel of the Seller to the extent reasonably required to enable the Purchaser to conduct its due diligence review for purposes of the transactions contemplated by this Agreement. All such information obtained by the Purchaser and its agents and representatives shall be subject to the terms of the Confidentiality Agreement until the Closing Date.

                 (b) The Purchaser agrees to indemnify the Seller and hold them harmless from and against any and all damages, losses, liabilities, demands, claims, actions, causes of action, proceedings, assessments, settlements, judgments, fines, penalties, interest, costs or expenses, including legal and other expenses incurred in investigating and defending the same (collectively, "Damages") which arise from any personal injury, death or property damage resulting from any actions of the Purchaser in the course of the Purchaser's inspection of the Assets pursuant to paragraph (a) of this Section.

                 5.2 Commercially Reasonable Efforts. Subject to the terms and conditions hereof, each of the parties hereto shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things which are necessary, proper or advisable under applicable laws and regulations or otherwise in order to consummate and make effective the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, each of the parties hereto shall execute and deliver, or cause to be executed and delivered, all agreements, certificates and other instruments and shall use its reasonable best efforts promptly to obtain all waivers, permits, consents, approvals and other authorizations from, and to effect all registrations, filings and notices with or to, any Governmental Authorities or other Persons which are necessary or appropriate in connection with said transactions or in order to fulfill all conditions to obligations of the parties under this Agreement.

                 5.3 Conduct of Business Pending Closing. From the date hereof until the Closing, except as contemplated by this Agreement or as otherwise consented to by the Purchaser in writing, the Seller shall (a) use and operate the Assets in the ordinary course and in a manner consistent with past practice, (b) maintain its books, accounts and records relating to the Assets or the operations conducted by the Seller utilizing the same in the usual, regular and ordinary manner, consistent with past practice, (c) maintain the Assets in the usual, regular and ordinary manner, consistent with past practice, (d) perform in all material respects all of the obligations under all Contracts and other agreements and instruments relating to or affecting the Assets, (e) comply in all material respects with all applicable laws and regulations relating or applicable to the Assets. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, except as permitted by this Agreement or as otherwise consented to by the Purchaser in writing, the Seller shall not (A) consolidate or merge with any person; (B) change any accounting principles or methods, except as required by law or as a result of any mandatory change in accounting standards; (C) mortgage, pledge or subject to any lien, claim or encumbrance any of the Assets, (D) incur any debt to which the Assets may be subject after the Sale Effective Date, (E) sell, assign, lease, transfer or dispose of any of the Assets (provided that, any ordinary wear and tear experienced in the ordinary course, use or operation of the Assets shall not be deemed to be a disposition of any of the Assets) or (F) take any action or omit to take any action which would result in a breach of any of the Seller's representations and warranties.

                 5.4 Exclusivity. From the date hereof until the Closing or, if earlier, the date of termination of this Agreement, (i) neither the Seller nor any of its respective Affiliates, agents or representatives shall, directly or indirectly, solicit, encourage or accept any offer from, or negotiate or engage in discussions with, any party with respect any offer or proposal, inquiry or indication of interest from any Person relating to any direct or indirect acquisition or purchase of all or any substantial portion of the Assets or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction which is or may be inconsistent with or an impediment to the transactions contemplated by this Agreement. The Seller shall promptly notify the Purchaser of any inquiry (including the terms thereof and the identity of the Person making such inquiry) which it may receive in respect of any such transaction.

                 5.5 Notice. The Seller shall give written notice to the Purchaser promptly after the Seller obtains knowledge of the occurrence, or the alleged occurrence, of any event or omission which would result in (i) any of the Seller's representations or warranties being or becoming inaccurate or misleading or (ii) any breach by the Seller of this Agreement.

                 5.6 Confidentiality of Information. Prior to the Closing Date, the provisions of the Confidentiality Agreement shall apply to any information provided to the Purchaser and any of their Affiliates, partners, managers, officers, agents or representatives. If this Agreement is terminated, the Confidentiality Agreement shall remain in effect in accordance with its terms. After the Closing Date, the Confidentiality Agreement shall terminate and be of no further force or effect.

                 5.7 HSR Act. No later than May 29, 1998, each party hereto will file or cause to be filed with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") notification and report forms pursuant to the HSR Act relating to the sale and purchase of the Assets. The parties will promptly respond to any request for additional information or documentary material by the FTC or the Antitrust Division and shall cooperate with each other in order to ensure that all waiting periods (and any extension thereof) applicable to the consummation of the sale and purchase of the Assets under the HSR Act expire or are terminated as promptly as practicable.

                 5.8      Employee Matters.

                 (a) From the date hereof until the Closing, the Seller shall make available to the Purchaser all employees of the Seller employed with or in connection with the Assets (the "Target Employees") for the purpose of allowing the Purchaser to offer employment to such Target Employees at or after the Sale Effective Time, if the Purchaser, in its sole discretion, elects to do so. The Seller shall cooperate with the Purchaser in connection with the making of such offers of employment, if any, to the Target Employees, and the distribution of information to such Target Employees. The Seller shall use all reasonable efforts to cause the Target Employees offered employment to make available their employment services to the Purchaser. The Seller has not and will not make any representation, promise or other communication, whether written or oral, to the Target Employees regarding employment with the Purchaser or the employment benefits, plans or practices of the Purchaser without obtaining the prior written consent of the Purchaser. The Seller has not taken and will not take any action that diminishes the right of the Purchaser to hire or dismiss, subject to applicable law, any Target Employee, with or without cause.

                 (b) The parties hereby acknowledge and agree that the Purchaser is under no obligation to employ any individual employed by the Seller and, to the extent the Purchaser does employ any such individual, such employment shall be at-will and the Purchaser shall be under no obligation to provide compensation or benefits comparable to those provided to such individual by the Seller. The Seller shall indemnify and hold the Purchaser harmless from and against any and all claims, expenses (including attorneys' fees), losses and liabilities arising with respect to (i) the employment by the Seller of any of its employees prior to the Closing Date and (ii) the application of any employee benefit plan, severance plan, policy or practice of the Seller to any employee involved in the conduct of the Seller's business.

                 (c) Purchaser will permit Target Employees who are hired by Purchaser and who are eligible to participate in Purchaser's 401(k) plan to effect a direct rollover of any eligible rollover distribution from Seller's Long Term Savings Plan to Purchaser's 401(k) plan; provided that such direct rollover is permissible under the terms of Purchaser's 401(k) plan and the Code and provided further that Seller shall have provided to Purchaser such written representations and other evidence reasonably satisfactory to Purchaser to permit Purchaser to conclude that the distribution is an eligible rollover distribution and that the direct rollover of such distribution is permissible.

                 5.9      Access to and Maintenance of Records; Financial
Statements.

                 (a) From and after the Closing Date, each of the Purchaser and the Seller will preserve and maintain the corporate, accounting, auditing, tax and other books and records related to the Assets that are held by it or transferred pursuant to this Agreement and will make such books and records available to each other upon reasonable notice and at reasonable times. The Purchaser and the Seller shall be entitled to make copies of any such books and records as they shall deem reasonably necessary for purposes of making the same available to appropriate tax or other governmental authorities.

                 (b) If requested by the Purchaser, the Seller shall, as promptly as practicable, prepare and deliver to the Purchaser audited financial statements which relate to the business and operations conducted through the Assets (excluding all other businesses and operations of the Seller) for the three most recent fiscal years preceding the Closing Date. Such financial statements shall consist of a balance sheet as of the appropriate date and a statement of operations and a statement of cash flows for the year then ended and shall be accompanied by a report of Coopers & Lybrand L.L.P. (or other nationally recognized firm of independent accountants) with respect thereto. Such financial statements shall be prepared and presented in accordance with GAAP applied on a consistent basis and shall present fairly the financial position and results of operations and changes in cash flows of such business and operations as of the dates and for the periods indicated.

                 5.10 Publicity. From the date hereof until the Closing Date, each of the parties hereto agrees that it shall not and shall not permit its respective Affiliates to make any public statement (whether written or oral) with respect to this Agreement or the transactions contemplated herein without the prior written consent of the other party hereto, unless such public statement (i) is required by law, stock exchange requirements or legal process or (ii) in the case of the Purchaser, is related to the Financing.

                 5.11     Non-Competition.

                 (a) The Seller hereby agrees that, for a period of thirty months from and after the Closing Date (such period being hereinafter referred to as the "Non-Competition Period"), it will not, directly or indirectly (whether acting alone or through any of its Affiliates, as a member of a partnership or a joint venture or an investor in, or a holder of securities of, any corporation or other entity or otherwise), (i) engage in the Covered Drilling Activities (as defined in the Drilling Alliance Agreement) in the area comprising the States of Alabama, Louisiana, Mississippi, New Mexico, Oklahoma and Texas (such area being hereinafter referred to as the "Non-Competition Area") for hire to any other Person or (ii) hire, attempt to hire, or assist any Person in hiring or attempting to hire any employee of the Purchaser or its Affiliates. Notwithstanding anything to the contrary in this Section 5.11, the Seller may own, for investment purposes only, up to five percent of the stock of any publicly-held corporation whose stock is listed on a national securities exchange or on the NASDAQ National Market System if the Seller is not otherwise affiliated with such corporation. The parties hereto expressly acknowledge and agree that (i) the agreements set forth in this Section 5.11 contain reasonable limitations as to time, geographical area and scope of activity, and (ii) in light of the operations heretofore conducted by the Seller, the interests of the parties hereto and the nature of the transactions contemplated by this Agreement, the agreements contained in this Section 5.11 are reasonable and do not impose a greater restraint than is necessary to protect the goodwill and other business interests associated with the Assets.

                 (b) It is expressly understood and agreed that if any of the agreements set forth in this Section 5.11 is found to be unreasonably broad, oppressive or unenforceable in an action, suit or proceeding before any federal or state court or other Governmental Authority, such court or Governmental Authority (i) shall narrow the Non- Competition Period or the Non-Competition Area or shall otherwise endeavor to reform the scope of such agreements in order to ensure that the application thereof is not unreasonably broad, oppressive or unenforceable and (ii) to the fullest extent permitted by law, shall enforce such agreements as so reformed.

                 5.12.    Casualty Losses.

                 (a) If after the date hereof and prior to the Closing, the Seller experience a Casualty Loss and such Casualty Loss does not or could not be reasonably be expected to result in a Material Adverse Effect (each a "Non- Material Casualty Loss"), this Agreement shall remain in full force and effect and the provisions of this Section 5.12 shall govern. Upon experiencing any Casualty Loss, the Seller shall promptly notify the Purchaser of the facts and circumstances of such Casualty Loss, including an estimate of the dollar amount of such damage or condemnation and the existence of insurance coverage or condemnation proceeds therefor.

                 (b) If any such Non-Material Casualty Loss is covered by insurance or results in condemnation proceeds, the Seller shall not, without the Purchaser's consent, apply any insurance or condemnation proceeds (the "Proceeds") to the repair, restoration or replacement of the Assets. If the Proceeds are not committed or applied by the Seller to the repair, restoration or replacement of the Assets prior to the Closing Date (either due to the withholding of the Purchaser's consent or for any other reason), the Seller shall pay at the Closing to the Purchaser all Proceeds received in cash. If the Proceeds have not been received by the Seller prior to the Closing Date, the Seller shall transfer to the Purchaser at the Closing all right, title and interest of the Seller in and to any unpaid Proceeds. The Proceeds applied by the Seller at the Purchaser's request, transferred to the Purchaser at the Closing Date, or the rights to such Proceeds transferred to the Purchaser, shall be the Purchaser's sole remedy for any Non- Material Casualty Loss which is covered by insurance or results in condemnation proceeds.

                 (c) If any such Non-Material Casualty Loss is not covered by insurance or will not result in condemnation proceeds, the parties hereto will negotiate in good faith to determine the dollar amount of the damage caused by such Non-Material Casualty Loss (the "Damage Amount"), during the five business days following the Purchaser's receipt of notice of such Non-Material Casualty Loss. At the Closing, the Seller shall pay the Purchaser the Damage Amount in cash. If the parties are unable to agree on the Damage Amount, such amount shall be determined in accordance with the arbitration provisions of Section 9.7.

                 5.13     Environmental Matters.

                 (a) The Seller and the Purchaser have jointly retained Applied Earth Sciences (the "Environmental Consultant") to undertake an environmental assessment of the Yard (the "Environmental Assessment"). The Seller and the Purchaser shall cooperate to jointly develop a statement of the scope of work to be undertaken by such Environmental Consultant. The results of the work of the Environmental Consultant shall be reported to the Seller and to the Purchaser jointly as such work is performed. The fees and expenses of the Environmental Consultant shall be shared equally by the Seller and the Purchaser.

                 (b) If the Environmental Assessment recommends that any removal, clean-up, remediation or restoration or other remedial action (each, a "Remedial Action") be undertaken with respect to any condition or circumstance at the Yard ("Environmental Condition"), the Seller shall, at its sole cost and expense, promptly undertake such Remedial Action in compliance with all applicable Environmental Laws and in a manner reasonably acceptable to both
parties.   The Purchaser shall have the right to review and discuss with representatives of the Seller (and the Seller shall provide to the Purchaser such information as Purchaser shall reasonably request relating to) the nature of any Environmental Condition and the conduct and results of any Remedial Action with respect thereto. If and to the extent that the Seller completes any Remedial Action in compliance with applicable Environmental Laws and in a manner reasonably acceptable to the Purchaser (it being understood that it shall be reasonable for the Purchaser to object to the Remedial Action or the results thereof if Purchaser concludes that the Environmental Condition (as remedied by the Seller) is likely to interfere in any material respect with the Purchaser's compliance with Environmental Laws in connection with the Assets or constitute a material violation thereof or require a material expenditure by the Purchaser or materially interfere with Purchaser's use of the Assets), the applicable Environmental Condition will be deemed to have been disclosed to the Purchaser pursuant to Schedule 3.14 of this Agreement and the existence of the Environmental Condition (as remedied by the Seller) shall not be deemed to be a breach of the representations and warranties made by the Seller pursuant to
Section 3.14 for which Purchaser may seek to be indemnified by Seller under
Section 7.2 (i). Seller shall also not be obligated to indemnify Purchaser under Section 7.2 (iv) for costs subsequently incurred by Purchaser in addressing such Environmental Condition; provided however, that this limitation shall only apply to costs subsequently incurred by Purchaser for remediating soil, surface water or groundwater located at the Yard itself and which constitute the same soil, surface water or groundwater identified as the Environmental Condition; provided, further, that this limitation shall not limit in any way Seller's obligations under Section 7.2 (iv) to indemnify Purchaser for unidentified contamination at the Yard, contamination existing on adjacent properties, or any damage to persons or property as set forth therein.

                 5.14     Tax Matters.

                 (a) Tax Reporting for 1998. The Seller will (i) prepare and timely file with the IRS and each applicable taxing authority Tax Returns which include all income, gains, losses, deductions and credits, and which report all applicable Taxes, attributable to the operations relating to the Assets and attributable to the Seller for the period or periods (including partial periods) up to and including the applicable Closing Date and (ii) make timely payments of, and indemnify and hold Purchaser harmless from and against, all Taxes required to be reflected on such Tax Returns. The Purchaser will (A) prepare and timely file with the IRS and each applicable taxing authority Tax Returns which include all income, gains, losses, deductions and credits, and which report all applicable Taxes, attributable to the operations relating to the Assets for the period after the Closing Date and (B) make timely payments of, and indemnify and hold the Seller harmless from and against, all Taxes required to be reflected on such Tax Returns.

                 (b) Transaction Taxes. The Purchaser and the Seller (i) believe, based on their separate and independent research, that the transfers provided for in this Agreement qualify as transfers that are exempt from sales and use taxes, based on the casual sale and other allowable exemptions and (ii) shall make filings, adopt reporting positions, and otherwise act in a manner that is consistent with the foregoing. If any taxing authority asserts that sales and use taxes are due as a result of the transfers provided for in this Agreement ("Transaction Taxes"), or if there is otherwise any contest or proceeding involving Transaction Taxes, each party shall promptly provide the other party with written notice of any claim or assertion, or of the commencement of any audit or proceeding, and with copies of all correspondence, notices or other documents relating thereto. The Purchaser shall control and direct the conduct of any such inquiry, audit, or administrative or judicial proceeding regarding Transaction Taxes and may, in its sole discretion, agree to pay, settle, compromise, or concede any contest or claim relating to Transaction Taxes. The Seller shall, on a timely and commercially reasonable basis, (A) provide the Purchaser with powers of attorney or other appropriate documents which will enable the Purchaser to conduct any such proceeding, (B) furnish the Purchaser with such information and documentation as is reasonably requested by the Purchaser in connection with such proceedings, (C) take such actions and make such filings and submissions as are required or requested by the Purchaser in connection with such proceedings. If Transaction Taxes are ultimately determined to be payable, the Purchaser shall be liable for, and shall indemnify and hold the Seller harmless from and against, 75% of such Transaction Tax and related interest and penalties, and the Seller shall be liable for, and shall indemnify and hold the Purchaser harmless from and against, 25% of such Transaction Tax and related interest and penalties.

                 5.15     Real Property.

                 (a) As soon as reasonably practicable after the date hereof, Seller, at Seller's expense, shall cause to be issued and delivered to the Purchaser (i) an owner's title insurance policy commitment (the "Title Commitment") from a nationally recognized title insurance company reasonably acceptable to the Purchaser (the "Title Company") to be issued by the Title Company in an amount to be determined by the Purchaser, insuring the Purchaser's fee simple title to the Real Property to be good and indefeasible subject only to the standard printed exceptions and to the Permitted Encumbrances, provided, however that (i) the exception to the area and boundaries shall be deleted except for "any shortages in area;" (ii) the standard exception as to restrictive covenants shall be deleted; (iii) the exception as to standby fees and taxes shall be limited to standby fees and taxes for the year of Closing and subsequent years, and subsequent assessments for prior years due to changes in land usage or ownership; (iv) the exception as to the rights of parties in possession shall be deleted; (v) there shall be no exception for lack of access and (vi) the arbitration provisions shall be deleted.

                 (b) As soon as reasonably practicable after the date hereof and prior to the Closing Date, Seller, at Seller's expense, shall provide Purchaser with a current or currently recertified Condition II, Category 1A, Land Title Survey (according to the Texas Surveyors Association's Manual of Practice) of the Real Property (the "Survey"), which shall (i) reflect the actual dimensions of, and area within, the Real Property, the location of any easements, setback lines, encroachments, or overlaps thereon or thereover, if any, identified on the Title Commitment, and the outside boundary lines of all buildings, structures or improvements on the Real Property and
(ii) otherwise be in a form reasonably acceptable to the Purchaser and the Title Company. The Warranty Deed to be delivered by Seller to the Purchaser at the Closing shall follow the metes and bounds description of the Real Estate reflected in the Survey.

                                   ARTICLE VI

                             CONDITIONS TO CLOSING

                 6.1. Conditions to the Obligations of Each of the Parties. The obligations of the Purchaser and the Seller to consummate the transactions contemplated hereby at the Closing are subject to the fulfillment, at or prior to the Closing, of the following conditions:

                 (a) there shall not be any injunction, writ, temporary restraining order or any order issued by any court or governmental agency restraining or prohibiting the consummation of the transactions contemplated by this Agreement; and

                 (b) all applicable waiting periods under the HSR Act shall have terminated or expired and no objection shall have been made to the transaction by either the Federal Trade Commission or the Department of Justice.

                 6.2. Conditions to the Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated hereby at the Closing are subject to the fulfillment, or waiver by the Purchaser, at or prior to the Closing, of the following conditions:

                 (a) the representations and warranties of the Seller contained in this Agreement shall be true and correct in all material respects as of the Closing Date as if made on such date;

                 (b) the Seller shall have duly performed or complied in all material respects with all of the agreements, covenants and obligations to be performed or complied with by the Seller under the terms of this Agreement on or prior to the Closing Date;

                 (c) the Seller shall have entered into the Drilling Alliance Agreement and the Initial Drilling Contracts;

                 (d) Since January 31, 1998 or, if applicable, the Information Date, there shall not have been a Material Adverse Change or any event or occurrence or development that could reasonably be expected to result in a Material Adverse Change;

                 (e) the Seller shall have removed all Liens against the Assets (including, but not limited to, the judgment lien recorded in favor of Hubert S. Finklestein) other than the Permitted Encumbrances; provided that, if the Seller is not able to remove the judgment lien recorded in favor of Hubert S. Finklestein prior to Closing, the Seller shall enter into (i) an escrow agreement, providing for the deposit of an appropriate amount of the Purchase Price with the escrow agent named therein pending the removal of such judgment lien or
(ii) such other security arrangement relating to such judgment lien, in each case, in form and substance satisfactory to the Purchaser; and upon Seller's compliance with this proviso, the judgment lien in favor of Hubert S. Finklestein shall not be deemed to constitute a Lien under this Agreement;

                 (f) the Purchaser shall have received the Environmental Assessment which shall be in form and substance reasonably satisfactory to the Purchaser and all Remedial Actions shall have been completed in accordance with the provisions of Section 5.13(b);

                 (g) the Seller shall have entered into (i) a letter of credit or an escrow agreement, in form and substance satisfactory to the Purchaser, providing, among other things, for (x) the payment of all obligations of the Seller (up to $2,000,000) under any drilling contract entered pursuant to the Drilling Alliance Agreement immediately upon Purchaser's presentment of a claim to the bank or escrow agent, as the case may be, and (y) the maintenance during the term of the Drilling Alliance Agreement of $2,000,000 in escrow or in a letter of credit or (ii) such other form of security arrangement satisfactory to the Purchaser (each, a "Security Arrangement");

                 (h) the Seller shall have obtained the Title Commitment in form and substance reasonably satisfactory to the Purchaser;

                 (i) the Purchaser shall have received (a) certificates dated the Closing Date, executed by a senior officer and the chief financial officer of the Seller, certifying that the conditions set forth in paragraphs
(a) and (b) above, have been fulfilled; and

                 (j) the Purchaser shall have received an opinion from Gardere and Wynne, counsel to the Seller, dated the Closing Date, in form and substance reasonably satisfactory to the Purchaser.

                 6.3 Conditions to the Obligations of the Seller. The obligation of the Seller to consummate the transactions contemplated hereby at the Closing is subject to the fulfillment, or waiver by the Seller, at or prior to the Closing, of the following conditions:

                 (a) the representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects as of the Closing Date as if made on such date;

                 (b) the Purchaser shall have duly performed or complied in all material respects with all of the agreements, covenants and obligations to be performed or complied with by the Purchaser under the terms of this Agreement on or prior to the Closing Date;

                 (c) the Purchaser shall have entered into the Drilling Alliance Agreement and the Initial Drilling Contracts;

                 (d) the Seller shall have received a certificate, dated the Closing Date, executed by the general partner of the Purchaser, certifying that the conditions set forth in paragraphs (a) and (b) above have been fulfilled; and

                 (e) the Seller shall have received an opinion from Baker & Botts, L.L.P., counsel to the Purchaser, dated the Closing Date, in form and substance reasonably acceptable to the Seller.


                                  ARTICLE VII

                                INDEMNIFICATION

                 7.1 Survival of Representations and Warranties. The representations and warranties contained in this Agreement shall survive the Closing and any investigation made at any time by or on behalf of the Purchaser, and shall thereafter continue in full force and effect until the eighteen months after the Closing Date, except for (i) the representations and warranties made pursuant to Section 3.14, which shall continue in full force and effect until the third anniversary of the Closing Date and (ii) the representations and warranties made pursuant to Sections 3.9, 3.11 and 3.12, which shall continue in full force and effect until the expiration of the applicable statute of limitations covering any liability for which indemnification is provided under such sections (taking into account any waiver or extension thereof); provided that the representations and warranties solely as to the title of the Real Property made pursuant to Section 3.9 shall not survive the delivery of the Warranty Deed at Closing.

                 7.2 Indemnification by the Seller. The Seller shall, jointly and severally, indemnify and hold harmless the Purchaser and each of its partners, officers and Affiliates against any and all Damages incurred or sustained by such person resulting from or arising out of :

                 (i) the breach of any representation or warranty of the Seller contained in this Agreement or in any Related Agreement;

                 (ii) any breach of any agreement or covenant of the Seller contained in this Agreement or in any Related Agreement;

                 (iii)    any Excluded Assets or Seller Liabilities; and

                 (iv) any injury, sickness, disease or death of any Person, damage to any properties or assets or remediation of any soil, surface water or groundwater to the extent attributable to any conditions, events, facts, circumstances or other matters existing or occurring prior to the Closing Date which result from the use or operation of any real property owned or leased by the Seller in connection with the Assets or any oil and gas well drilling operations of the Seller conducted prior to the Closing Date (it being understood and agreed that this clause (iii) shall not be construed to limit the generality of clause (i) or (ii) above);

provided, however, that (x) the Purchaser will not be entitled to assert rights of indemnification under this Article VII unless and until the aggregate of all such Damages for which the Purchaser seeks indemnification hereunder exceeds $500,000 (it being understood that such Damages will accumulate until such time or times as the aggregate of all such Damages exceeds $500,000, at which time the Purchaser will be entitled to indemnification for all such Damages covered under this Article VII) and (y) the liability of the Seller in respect of any claims of the Purchaser under this Article VII shall not exceed an aggregate of $75,000,000.

                 7.3 Indemnification by the Purchaser. From and after the Closing Date, the Purchaser shall indemnify and hold harmless the Seller and their respective directors, officers, stockholders and Affiliates against any and all Damages incurred or sustained by such Person resulting from or arising out of:

                  (i) the breach of any representation or warranty of Purchaser contained in this Agreement or in any Related Agreement;

                 (ii) any breach of any agreement or covenant of the Purchaser contained in this Agreement or in any Related Agreement; and

                 (iii)    any Purchaser Liabilities;

provided, however, that the Seller will not be entitled to assert rights of indemnification under this Article VII unless and until the aggregate of all such Damages for which the Seller seeks indemnification hereunder exceeds $500,000 (it being understood that such Damages will accumulate until such time or times as the aggregate of all such Damages exceeds $500,000, at which time the Seller will be entitled to indemnification for all such Damages covered under this Article VII).

                 7.4 Indemnification for Third Party Claims. The following procedures shall be applicable with respect to indemnification for Damages made or asserted by third parties ("Third Party Claims").

                 (a)      Each Person entitled to indemnification under Section
7.2 or 7.3 hereof (each, an "Indemnified Party") shall give the party or parties from whom it is seeking indemnification hereunder (collectively, the "Indemnifying Party") written notice as promptly as reasonably practicable after the written assertion of any Third- Party Claim or commencement of any action, suit or proceeding in respect thereof; provided, however, that, if an Indemnified Party fails to give Indemnifying Party written notice as provided herein, Indemnifying Party shall only be relieved of its obligations under this
Article VII in respect of such Third-Party Claim if and to the extent that the Indemnifying Party is materially prejudiced thereby (whether as a result of the forfeiture of substantive defenses or otherwise).

                 (b) Promptly after receipt of written notice of a Third-Party Claim as contemplated by Section 7.4(a), the Indemnifying Party may in its sole discretion elect to assume the defense of such Third-Party Claim with counsel reasonably satisfactory to the Indemnified Party; provided, however, that (i) if the Indemnifying Party fails, within a reasonable time after receipt of written notice of such Third-Party Claim, to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party, the Indemnified Party shall have the right to undertake the defense, compromise and settlement of such Third-Party Claim on behalf of and for the account and risk of the Indemnifying Party, subject to the right of the Indemnifying Party (upon notifying the Indemnified Party of its election to do so) to assume the defense of such Third-Party Claim with counsel reasonably satisfactory to the Indemnified Party at any time prior to the settlement, compromise, judgment or other final determination thereof, (ii) if there exists a direct or indirect conflict of interest exists between the Indemnified Party and the Indemnifying Party in respect of the Third-Party Claim that would prohibit the assumption of the defense by the Indemnified Party under the applicable principles of legal ethics, the Indemnified Party shall (upon written notice to the Indemnifying Party of its election to do so) have the right to undertake the defense of such Third-Party Claim on behalf of and for the account and risk of the Indemnifying Party (it being understood and agreed that the Indemnifying Party shall not be entitled to assume the defense of such Third-Party Claim), provided that if the Indemnified Party does undertake the defense, the Indemnified Party shall not settle such claim without the written consent of the Indemnifying Party, such consent not to be unreasonably withheld, (iii) if the Indemnified Party in its sole discretion so elects, it shall be entitled to employ separate counsel and to participate in the defense of such Third-Party Claim (and the Indemnifying Party shall cooperate with the Indemnified Party so as to allow it to participate in the defense thereof), but the fees and expenses of counsel so employed shall (except as otherwise contemplated by clauses (i) and (ii) above) be borne solely by the Indemnified Party and (iv) without the prior written consent of the Indemnified Party, the Indemnifying Party shall not settle or compromise any Third-Party Claim, or consent to the entry of any judgment relating thereto, that does not include as an unconditional term thereof the grant by the claimant or plaintiff to each Indemnified Party of a release from any and all liability in respect thereof. In any event, the Indemnifying Party and the Indemnified Party shall cooperate in the defense of any claim or litigation subject to this Section 7.4 and the records of each shall be available to the other with respect to the defense.

                 7.5      Express Negligence.   THE PARTIES AGREE THAT THE
OBLIGATIONS OF EACH INDEMNIFYING PARTY TO INDEMNIFY THE INDEMNIFIED PARTY UNDER THIS AGREEMENT SHALL APPLY WITHOUT REGARD TO THE NEGLIGENCE OR STRICT LIABILITY OF THE INDEMNIFIED PARTY AND WHETHER THE NEGLIGENCE OR STRICT LIABILITY IS ACTIVE, PASSIVE, JOINT, CONCURRENT OR SOLE.


                                  ARTICLE VIII

                                  TERMINATION

                 8.1      Termination.  This Agreement may be terminated:

                 (a) at any time prior to the Closing by mutual consent of the Purchaser and the Seller;

                 (b) by the Purchaser upon notice to the Seller if the Seller breaches any of the material terms hereof so that any of the conditions set forth in Sections 6.1 or 6.2 shall become incapable of fulfillment and shall not have been waived by the Purchaser; provided however, that Purchaser has diligently and in good faith performed and complied in all material respects with the agreements and covenants required to be performed by it hereunder;

                 (c) by the Seller upon notice to the Purchaser if the Purchaser breaches any of the material terms hereof so that any of the conditions set forth in Sections 6.1 or 6.3 shall become incapable of fulfillment and shall not have been waived by the Seller; provided however, that the Seller has diligently and in good faith performed and complied in all material respects with the agreements and covenants required to be performed by it hereunder;

                 (d) by the Purchaser, at any time prior to July 20, 1998, if the Purchaser determines that it will be unable to obtain financing on terms which they consider to be satisfactory in its sole discretion (the "Financing") in order to pay the Purchase Price and any necessary fees and expenses;

                 (e) by the Purchaser, if the Closing shall not have taken place on or before July 20, 1998, or such later date as the parties may have agreed to in writing, provided that the nonoccurrence of the Closing is not attributable to a breach of the terms hereof by the Purchaser; or

                 (f) by the Seller, if the Closing shall not have taken place on or before July 20, 1998, or such later date as the parties may have agreed to in writing, provided that the nonoccurrence of the Closing is not attributable to a breach of the terms hereof by the Seller.

                 8.2      Termination Fee.

                 (a) If the Purchaser elects to terminate this Agreement pursuant to Section 8.1(d) or if the Purchaser terminates this Agreement pursuant to Section 8.1(e) solely as a result of the Purchaser being unable to obtain the Financing, then the Purchaser shall pay to the Seller a fee of $7,500,000, which amount shall be paid in immediately available funds no later than five days after the date of termination hereof. Such amount shall constitute liquidated damages in respect of the Purchaser's failure to obtain financing and, notwithstanding anything to the contrary in this Agreement, shall be the sole and exclusive remedy of the Seller against the Purchaser (or any of its partners, officers, employees, agents and representatives or Affiliates) and the Purchaser's entire liability with respect to its failure to obtain the Financing and all other related matters. The parties agree that the amount payable to this Section 8.1 is a reasonable estimate of the damages that would be suffered by the Seller as a consequence of such failure and does not constitute a penalty (the parties hereby acknowledging the inconvenience and difficulty of otherwise obtaining an adequate remedy).

                 (b) The Guarantor hereby guarantees the performance on demand and punctual payment by the Purchaser of the fee set forth in Section 8.2(a), if the Purchaser shall become obligated to pay such fee to the Seller.

                 8.3      Survival.  In the event of termination pursuant to
Section 8.1, no party shall have any further liability hereunder, except (i) with respect to any willful breach of this Agreement prior to such termination and (ii) Sections 5.6, 5.10, 8.2 and 9.4 shall survive such termination and shall remain in full force and effect.


                                   ARTICLE IX

                         DEFINITIONS AND MISCELLANEOUS

                 9.1      Definitions.

                 (a) As used in this Agreement, the terms set forth below shall have the following respective meanings:

                 "Affiliate" means, with respect to any Person, any other Person who, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. As used herein, the term "control" means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

                 Asset Inventory" means the Inventory Report, dated May 15, 1998 (as annotated by the parties), prepared by M.E.L. Valuations, Inc. attached as Exhibit E.

                 "Casualty Loss" means (i) the destruction of all or any portion of the Assets by fire or any other casualty or (ii) the loss of all or any portion of the Assets through condemnation or under the right of eminent domain, or a pending or threatened proceeding for such purpose.

                 "Code" means the Internal Revenue Code of 1986, as amended.

                 "Confidentiality Agreement" means the Confidentiality Agreement, dated as of May 8, 1998 between the Seller and the Guarantor.

                 "Environmental Laws" shall mean laws (including, without limitation, federal, state or local laws, ordinances, rules, regulations, guidelines, interpretations and orders of courts or governmental agencies or authorities) relating to health, safety, pollution or protection of the environment (including, without limitation, ambient air, surface water, groundwater, land surface and subsurface strata), including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act of 1976, the Solid Waste Disposal Act, the Federal Clean Water Act, the Federal Clean Air Act, the Hazardous Materials Transportation Act (all as amended), and any common law or equitable doctrines (including, without limitation, negligence, nuisance, trespass and strict liability) when applied to health, safety or the environment.

                 "ERISA Affiliate" means, with respect to the Seller, any corporation or other trade or business under common control with the Seller (within the meaning of Section 414(b) and (c) of the Internal Revenue Code or Section 4001(a)(14) or 4001(b) of ERISA).

                 "GAAP" means United States generally accepted accounting principles as set forth in the opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and in statements by the Financial Accounting Standards Board.

                 "Governmental Authority" means any nation or government, any state or political subdivision thereof, any federal or state court and any other agency or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

                 "Information Date" means the date prior to the date hereof on which (i) true and correct information was provided to the Purchaser with respect to a particular matter, item or circumstance or (ii) the Purchaser inspected the Assets and thereby reasonably would have discovered a particular matter, item or circumstance.

                 "Intellectual Property Rights" means all (i) patents, patent applications, patent disclosures and inventions, (ii) trademarks, service marks, trade dress, trade names, logos and corporate names and registrations and applications for registration thereof, (iii) copyrights (registered and unregistered) and copyrightable works and registrations and applications for registration thereof, (iv) computer software, data, data bases and documentation thereof, (v) trade secrets and other confidential information (including, but not limited to, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information) and (vi) other intellectual property rights.

                 "IRS" means the Internal Revenue Service.

                 "Liens" means liens, security interests, options, rights of first refusal, easements, mortgages, charges, debentures, indentures, deeds of trust, rights-of-way, restrictions, agreements, encroachments, licenses, leases, permits, security agreements, or any other encumbrances or other restrictions or limitations on the use of real or personal property or irregularities in title thereto.

                 "Material Adverse Change" means an event, occurrence or development which would reasonably decreases the value of the Assets by $6,000,000 or more.

                 "Material Adverse Effect" means an effect which would reasonably decrease the value of the Assets by $6,000,000 or more.

                 "Person" means an individual, a partnership (whether general, limited or limited liability), a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Authority or any department, agency or political subdivision thereof.

                 "Taxes" shall mean all taxes, charges, fees, levies or other similar assessments or liabilities, including, without limitation, any federal, state, local or foreign income, gross receipts, ad valorem, value added, excise, real property, personal property, windfall profit, sales, stamp, use, consumption, licensing, withholding, employment, payroll, share, capital, surplus, franchise, occupational, net proceeds, estimated, alternative or add-on minimum, production, severance, lease, excise, duty, net worth, transfer, fuel, excess profits, interest equalization or other taxes of any kind whatsoever, and any recording, registration or notary fees, together with any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with, any such tax or any contest or dispute thereof.

                 "Tax Return" shall mean any report, return, information return, statement, invoice, or estimate, including any schedule or attachment thereto, required to be supplied to, or filed with, the Internal Revenue Service or any other taxing authority, and any amendment thereto, with respect to Taxes.

                 (b) Each of the terms set forth below has the meaning set forth opposite such term in the following table:

          Term                                             Provision
          ----                                             ---------
          Asset                                            Section 1.1
          Agreement                                        Preamble
          Closing                                          Section 2.1
          Closing Date                                     Section 2.1
          Damage Amount                                    Section 5.12(c)
          Damages                                          Section 5.1(b)
          Drilling Alliance Agreement                      Section 2.2(a)(i)
          Drilling Services Division                       Section 1.1
          Employee Benefit Plans                           Section 3.13(a)
          Environmental Assessment                         Section 5.12(a)
          Environmental Consultant                         Section 5.12(a)
          ERISA                                            Section 3.13(a)
          Financial Statements                             Section 3.8
          Financing                                        Section 8.1(d)
          HSR Act                                          Section 3.4
          Indemnified Party                                Section 7.4(a)
          Indemnifying Party                               Section 7.4(a)
          Initial Drilling Contracts                       Section 2.2(a)(ii)
          Non-Competition Area                             Section 5.11(a)
          Non-Competition Period                           Section 5.11(a)
          Non-Material Casualty Loss                       Section 5.12(a)
          Permitted Encumbrances                           Section 3.10(a)
          Proceeds                                         Section 5.12(b)
          Purchase Price                                   Section 1.3
          Purchase Price Allocation Schedule               Section 1.5
          Purchaser                                        Preamble
          Real Property                                    Section 3.15(b)
          Real Property Laws                               Section 3.16(d)
          Related Agreements                               Section 3.2
          Sale Effective Time                              Section 1.1
          Seller                                           Preamble
          Security Arrangement                             Section 6.2(g)
          Target Employees                                 Section 5.7(a)
          Third Party Claims                               Section 7.4
          WARN                                             Section 3.14(h)
          Warranty Deed                                    Section 2.2(a)(ii)
          Yard                                             Section 1.1(d)

                 9.2 Notices. All communications required or permitted to be given under this Agreement shall be in writing and delivered, mailed or transmitted to the parties at the addresses set out below. Notices shall be deemed given when received except that notices given by facsimile transmission on weekends, holidays or after 5:00 p.m. Central Time, shall be deemed received on the next business day. If delivered by commercial delivery service or mailed by registered or certified mail, the delivery receipt shall be evidence of the date of receipt. Either party may, by written notice so delivered to the other, change the address to which delivery shall thereafter be made.

                 (a)      Notices to the Purchaser or the Guarantor:

                          Bayard Drilling, L.P.
                          Bayard Drilling Technologies, Inc.
                          4005 N.W. Expressway, Suite 400E
                          P.O. Box 268867 (73126-8867)
                          Oklahoma City, Oklahoma 73116-1679
                          Attention:  President
                          Fax No. (405) 840-9553

                 (b)      Notices to the Seller:

                          TransTexas Gas Corporation
                          1300 North Sam Houston Parkway
                          Suite 310
                          Houston, Texas  77032
                          Attention: President
                          Fax No. (281) 986-8865

                 9.3 Binding Effect; Assignability. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns (it being understood and agreed that, except as expressly provided herein, nothing contained in this Agreement is intended to confer upon any other Person any rights, benefits or remedies of any kind or character whatsoever). No party may assign this Agreement without the prior written consent of the other party hereto. Notwithstanding the foregoing, the Purchaser shall be entitled to assign this Agreement or any of its rights hereunder to any Affiliate or to any lender in respect of any arrangements entered into in connection with the Financing and any refinances, extensions, refundings or renewals thereof.

                 9.4 Expenses. Each party hereto will bear and pay its own expenses of negotiating and consummating the transactions contemplated hereby.

                 9.5 Amendment; Waivers. The terms and provisions of this Agreement may be modified or amended only by a written instrument executed by each of the parties hereto, and compliance with any term or provision hereof may be waived only by a written instrument executed by each party entitled to the benefits of the same. Except as expressly provided herein to the contrary, no failure to exercise any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege granted hereunder.

                 9.6 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with the terms hereof. Accordingly, the parties agree that each of them shall be entitled to seek injunctive relief to prevent breaches of the terms of this Agreement and the Related Agreements and to seek specific performance of the terms hereof and thereof, in addition to any other remedy now or hereafter available at law or in equity, or otherwise.

                 9.7      Dispute Resolution.

                 (a) Any controversy or claim arising out of or relating to (i) this Agreement or any Related Agreement, (ii) the breach, termination or validity hereof or thereof or (iii) the transactions contemplated by this Agreement or any Related Agreement shall be fully, finally and exclusively settled by arbitration in accordance with this Section 9.7, except for any controversy or claim (x) seeking specific performance of the terms of this Agreement or any Related Agreement in accordance with Section 9.6 or (y) seeking enforcement of any arbitration award in accordance with subparagraph
(c) below.   The arbitration shall constitute the sole and exclusive method of adjudication of all matters between the parties and shall be final, binding and non-appealable.

                 (b) The arbitration shall be heard and determined by a single, neutral arbitrator selected in accordance with the Commercial Arbitration Rules of the American Arbitration Association (such arbitrator being hereinafter referred to as the "Arbitrator").

                 (c) Unless otherwise expressly agreed in writing by the parties to the arbitration proceedings, the following provisions and procedures shall govern the conduct of any arbitration proceedings pursuant to this
Section 9.7:

                          (i) The arbitration proceedings shall be held at a site in the State of Texas chosen by mutual agreement of the parties, or if the parties cannot reach agreement on a location within 30 days of the appointment of the Arbitrator, then at a site chosen by the Arbitrator;

                          (ii) The Arbitrator shall be and remain at all times wholly independent and impartial;

                          (iii)   The arbitration proceedings shall be
                 conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, as amended from time to time;

                          (iv) Any procedural issues not determined under the arbitral rules selected pursuant to subparagraph (c)(iii) above shall be determined by the law of the place of arbitration, other than those laws which would refer the matter to another jurisdiction;

                          (v) The costs of the arbitration proceedings (including attorneys' fees and costs) shall be borne in the manner determined by the Arbitrator;

                          (vi) The decision of the Arbitrator shall be reduced to writing and shall be final, binding and conclusive;

                          (vii) Any monetary award made by the Arbitrator shall bear interest from the date of the award at a variable rate equal to the rate publicly announced from time to time by Citibank, N.A. at its principal offices in New York, New York, as its "base rate";

                          (viii) Any costs or fees incident to enforcing any award made by the Arbitrator shall, to the maximum extent permitted by law, be charged against the party resisting such enforcement; and

                          (ix)    Judgment upon any award made by the
                 Arbitrator may be enforced in any court having jurisdiction over the person or the assets of the party against whom the award is made.

                 9.8 Section Headings. The section headings contained in this Agreement are for convenience of reference only and shall not in any way affect the meaning or interpretation of this Agreement.

                 9.9 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto and the certificates, opinions and documents delivered in accordance with the provisions hereof) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior written or oral agreements and understandings and all contemporaneous oral agreements and understandings among the parties or any of them with respect to the subject matter hereof. All Exhibits and Schedules hereto and certificates, opinions and other documents delivered in accordance with the provisions hereof are expressly made a part of this Agreement.

                 9.10 Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Texas, without regard to the principles of conflicts of laws.

                 9.11     Exclusivity of Representations and Warranties.
Except as and to the extent expressly set forth in this Agreement, no party hereto makes any representation or warranty in connection with the transactions contemplated herein (including any representation or warranty with respect to any opinion, information or advice which may have been provided to any party by any Affiliate, officer, director, stockholder, partner, employee, agent, consultant or representative of any other party or by any investment banker or investment bank firm, engineer or engineering firm, legal counsel or any other agent, consultant or representative of such other party). WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, THE SELLER EXPRESSLY DISCLAIMS AND NEGATES ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE, OR OTHERWISE RELATING TO THE CONDITION OF THE DRILLING RIGS AND OTHER PERSONAL PROPERTY INCLUDED IN THE ASSETS (INCLUDING, WITHOUT LIMITATION, ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, OF FITNESS FOR A PARTICULAR PURPOSE, OR OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS).

                 9.12 Waiver of Certain Damages. THE PARTIES TO THIS AGREEMENT EXPRESSLY WAIVE AND FOREGO ANY RIGHT TO RECOVER PUNITIVE OR EXEMPLARY DAMAGES OR LOST PROFITS OR LOST BUSINESS OPPORTUNITIES OR OTHER CONSEQUENTIAL DAMAGES WHICH ARE REMOTE OR SPECULATIVE IN ANY ARBITRATION, LAWSUIT, LITIGATION OR PROCEEDING ARISING OUT OF OR RESULTING FROM ANY BREACH OF THE REPRESENTATIONS AND WARRANTIES OF THE PARTIES SET FORTH IN ARTICLES III AND IV HEREUNDER; PROVIDED, HOWEVER, THAT THE PURCHASER DOES NOT WAIVE AND FORGO ANY RIGHT TO RECOVER THE REPLACEMENT VALUE OF THE ASSETS WHICH FOR THIS PURPOSE SHALL BE DEEMED TO BE THE AMOUNT SET FORTH IN THE PURCHASE PRICE ALLOCATION SCHEDULE.

                 9.13 Costs of Enforcement. The prevailing party in any litigation initiated to enforce rights under or collect damages for breach of this Agreement shall be entitled to reimbursement from the nonprevailing party of all costs and expenses, including attorneys' fees, incurred by the prevailing party in connection with such litigation.

                 9.14 Severability. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated is not affected in any manner adverse to any party. Upon any binding determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a legally enforceable manner, to the end that the transactions contemplated herein may be completed to the extent reasonably possible.

                 9.15 Waiver of Deceptive Trade Practices. THE PURCHASER'S RIGHTS AND REMEDIES WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED HEREUNDER AND WITH RESPECT TO THE SELLER'S ACTIONS OR PRACTICES WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED HEREUNDER SHALL BE GOVERNED BY LEGAL PRINCIPLE OTHER THAN THE TEXAS DECEPTIVE TRADE PRACTICES - CONSUMER PROTECTION ACT, TEX. BUS. & ANN. Section 17.41 ET SEQ. (THE "DTPA"). THE PURCHASER HEREBY WAIVES THE APPLICABILITY OF THE DTPA TO THIS TRANSACTION AND ANY AND ALL RIGHTS, DUTIES OR REMEDIES THAT MIGHT BE IMPOSED BY THE DTPA, PROVIDED, HOWEVER, THAT THE PURCHASER DOES NOT WAIVE SECTION 17.555 OF THE DTPA. THE PURCHASER ACKNOWLEDGES THAT IT IS PURCHASING THE ASSETS FOR COMMERCIAL OR BUSINESS USE. THE PURCHASER FURTHER ACKNOWLEDGES THAT IT (i) HAS ASSETS OF, OR IS OWNED BY AN ENTITY HAVING ASSETS OF, $25,000,000 OR MORE ACCORDING TO ITS MOST RECENT FINANCIAL STATEMENT PREPARED IN ACCORDANCE WITH GAAP, (ii) HAS

KNOWLEDGE AND EXPERIENCE IN FINANCIAL AND BUSINESS MATTERS THAT ENABLE IT TO EVALUATE THE MERITS AND THE RISKS OF A TRANSACTION SUCH AS THIS AND (iii) IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION WITH THE SELLER.

                 9.16 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                 IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                           SELLER:

                                           TRANSTEXAS GAS CORPORATION


                                           By: /s/ Arnold H. Brackenridge
                                               -------------------------------
                                           Name:   Arnold H. Brackenridge
                                                ------------------------------
                                           Title:  President
                                                 -----------------------------


                                           PURCHASER:

                                           BAYARD DRILLING, L.P.

                                           By: Bayard Drilling, L.L.C.,
                                               general partner


                                           By: /s/ James E. Brown
                                              --------------------------------
                                               Manager


                                           SOLELY FOR THE PURPOSE OF THE
                                           GUARANTY OF PERFORMANCE IN SECTION
                                           8.2:

                                           BAYARD DRILLING TECHNOLOGIES, INC.



                                           By: /s/ James E. Brown
                                               -------------------------------
                                           Name:   James E. Brown
                                                ------------------------------
                                           Title:  President
                                                 -----------------------------